Exhibit 99.1

NEWS RELEASE	For Immediate Release
March 15, 2004

Media Relations Contact:

Joseph C. Vagi

Manager—Corporate Communications

(804) 697-1110

Investor Relations Contact:

Joel K. Mostrom

Vice President & Treasurer

(804) 697-1147

CHESAPEAKE CORPORATION ANNOUNCES COMPLETION OF

COMMON STOCK OFFERING OF 3.65 MILLION SHARES

RICHMOND, Va.—Chesapeake Corporation (NYSE: CSK) today announced it has completed its previously announced public offering of 3.65 million shares of its common stock at a price of $24 per share. Chesapeake’s net proceeds from the sale of these shares, after deducting discounts, commissions and estimated expenses, are approximately $82.5 million. Chesapeake has granted to the offering syndicate a 30-day option to purchase up to 547,500 additional shares, solely to cover over-allotments, if any.

Chesapeake intends to use the net proceeds from the sale of these shares to redeem up to £40.25 million principal amount of its outstanding 10-3/8% senior subordinated notes due 2011 at a redemption price equal to 110.375% of the principal amount plus accrued and unpaid interest. In the event that the net proceeds from the sale of the common stock exceeds the amount necessary (in light of the applicable U.S. dollar to pounds sterling exchange rate) to redeem £40.25 million of senior subordinated notes, the remaining net proceeds will be used to repay outstanding borrowings under Chesapeake’s senior bank credit facility and to make open market purchases of its other debt securities.

Chesapeake expects the sale of these shares and the use of the net proceeds from such sales to be neutral to earnings per share in fiscal year 2004 before one-time charges, and slightly accretive to earnings per share in 2005 due to a reduction in high coupon interest expense and related tax benefits.

. . . more

Citigroup Global Markets Inc. and Banc of America Securities LLC acted as joint book-running managers for the offering. Chesapeake was represented by Hunton & Williams LLP and the underwriters were represented by Shearman & Sterling LLP.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of that state. A shelf registration statement relating to the shares that Chesapeake intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. A final prospectus supplement related to the offering has been filed with the Securities and Exchange Commission and is available on the SEC’s website, www.sec.gov. Printed copies of the final prospectus supplement related to this offering may also be obtained from Citigroup and Banc of America. For copies of the prospectus supplement, please contact:

Citigroup Global Markets Inc. Brooklyn Army Terminal 140 58th Street, 8th Floor Brooklyn, New York 11220 (718) 765-6732 Attention: Prospectus Department	Banc of America Securities LLC 100 West 33rd Street New York, New York 10001 (646) 733-4166 Attention: Prospectus Department

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

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